EXHIBIT 4.1


               AMENDMENT NO. 4 TO RIGHTS AGREEMENT


          AMENDMENT NO. 4, (this "Amendment No. 4") dated as of December 10, 2002, to the Rights Agreement, dated as of February 14, 2000, as amended, by and between EOG Resources, Inc. (the "Company") and EquiServe Trust Company, N.A. (as Rights Agent) (the "Rights Agreement"). Terms used herein but not defined shall have the meanings assigned to them in the Rights Agreement.

          WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

          WHEREAS, pursuant to Section 27 of the Rights
Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of such
Section 27; and

          WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to provide that any "Person" that is a "Qualified Institutional Investor" (as defined herein) will not be deemed an "Acquiring Person."

          NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

          1. Section 1 of the Rights Agreement is hereby amended to include the following new definition in the appropriate alphabetical position, with the subsequent definitions being appropriately re-lettered and cross-references thereto being appropriately revised:

          "Qualified Institutional Investor" shall mean, as of any time of determination, a Person that is described in Rule 13d-1(b)(1) promulgated under the Exchange Act (as such Rule is in effect on the date hereof) and is eligible to report (and does in fact report) beneficial ownership of Common Shares of the Company on Schedule 13G, and such Person (i) is not required to file a
          Schedule 13D (or any successor or comparable report) with respect to its beneficial ownership of Common Shares of the Company and (ii) shall be the Beneficial Owner of less than 15% of the Common Shares of the Company then outstanding.

          2. Section 1(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

          (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan or (ii) a Qualified Institutional Investor. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

          3. Exhibit B to the Rights Agreement, being the form of Rights Certificate, is hereby modified and amended by inserting in the third line of the first paragraph following the words
"dated as of February 14, 2000" the words ", as amended".


           *                    *                    *


          IN WITNESS WHEREOF, this Amendment No. 4 has been duly executed by the Company and the Rights Agent as of the day and year first written above.

                      EOG RESOURCES, INC.



                      By:    /s/ EDMUND P. SEGNER, III
                      Name:  Edmund P. Segner, III
                      Title: President and Chief of Staff



                      EQUISERVE TRUST COMPANY, N.A.
                      (as Rights Agent)



                      By:    /s/ ANTHONY MILO
                      Name:  Anthony Milo
                      Title: Managing Director